Exhibit 10.8

DIRECTOR STOCK OPTION AGREEMENT

THIS DIRECTOR STOCK OPTION AGREEMENT (“Agreement”) is made as of              (“Grant Date”) by and between Travelport Worldwide Limited, a Bermuda exempted company (“TWW”) and (“Director”).

RECITALS

TWW has adopted the Travelport Worldwide Limited 2013 Equity Plan (the “Plan”).

In connection with Director’s service as              of the Board, TWW intends concurrently herewith to make a grant of Time-Based Option Shares and Performance-Based Option Shares to Director as of the Grant Date in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1. Definitions. Except as expressly provided for herein, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:

“Adjustment Events” has the meaning set forth in Section 5.2.

“Agreement” has the meaning specified in the Introduction.

“Board” means the board of directors of TWW (or, if applicable, any committee of the Board).

“Cause” means (A) Director’s failure substantially to perform his duties to the Company (other than as a result of total or partial incapacity) for a period of 10 days following receipt of written notice from any Company Entity by Director of such failure; provided that it is understood that this clause (A) shall not apply if a Company Entity terminates Director’s service on the Board because of dissatisfaction with actions taken by Director in the good faith performance of his duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Director’s duties to the Company, (C) an act or acts on Director’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) Director’s willful malfeasance or willful misconduct in connection with his duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company, or (E) Director’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with any Company Entity, including pursuant to this Agreement.

“Change in Control” means any transaction or series of related transactions (whether by merger, amalgamation, consolidation or sale or transfer of the equity interests or assets (including stock of its Affiliates), or otherwise) as a result of which (i) any Person, other than any Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of securities of TWW representing 50% or more of the combined voting power of TWW’s then outstanding securities; (ii) any Person, other than any Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of securities of TWW representing 25% or more of the combined voting power of TWW’s then outstanding securities and the Permitted Holders, in the aggregate, own less than 25% of the combined voting power of TWW’s then outstanding securities; or (iii) all or substantially all of the assets of the Company or its Affiliates taken as a whole are sold by lease, license, sale or otherwise.

“Company” means TWW and each of its Affiliates.

“Company Entity” means TWW or any Affiliate thereof.

“Company Works” has the meaning set forth in Section 4.3(b).

“Competitor” has the meaning set forth in Section 4.1(b).

“Confidential Information” has the meaning set forth in Section 4.2(a).

“Director” has the meaning specified in the Introduction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the exercise price payable for each Share subject to an Option.

“Expiration Date” has the meaning specified in Section 3.1.

“Grant Date” has the meaning specified in the Introduction.

“Options” has the meaning specified in Section 2.1.

“Performance-Based Option Shares” has the meaning set forth in Section 2.1.

“Permitted Holders” means at any time Intermediate, Angelo Gordon, and Q Investments, but not including, however, any of their portfolio companies.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Plan” has the meaning set forth in the Recitals.

“Prior Works” has the meaning set forth in Section 4.3(a)

“Proprietary Interest” has the meaning set forth in Section 4.1(e).

“Restricted Business” has the meaning set forth in Section 4.1(b).

“Restricted Period” has the meaning set forth in Section 4.1(a).

“Time-Based Option Shares” has the meaning set forth in Section 2.1.

“Vesting Date” has the meaning set forth in Section 2.2(a).

“Works” has the meaning set forth in Section 4.3(a)

SECTION 2

GRANT AND VESTING OF OPTIONS

2.1. Grant. Subject to the terms and conditions of the Plan and this Agreement, TWW hereby grants to the Director, and the Director hereby accepts, options to purchase              Shares at an Exercise Price of $              (the “Options”), of which (i)              Shares shall be subject to the time-based vesting conditions set forth in Section 2.2(a) (the “Time-Based Option Shares”) and (ii)              Shares shall be subject to the performance-based vesting conditions set forth in Section 2.2(b) (the “Performance-Based Option Shares”).

2.2. Vesting. The Options will vest as follows:

(a) Time-Based Option Shares. The Time-Based Option Shares shall become vested and exercisable on              (the “Vesting Date”), subject to the Director remaining in continuous service as              of the Board through the Vesting Date.

(b) Performance-Based Option Shares. All, or a portion of, the Performance-Based Option Shares shall become vested and exercisable on the Vesting Date, subject to (1) the Director remaining in continuous service as              of the Board through the Vesting Date and (2) the successful achievement of the performance criteria discussed and agreed between the Board and the Director. All determinations regarding the level of achievement of the performance criteria and the number of Performance-Based Option Shares, if any, that become vested on the Vesting Date will be made in the sole good faith discretion of the Board. TWW and Director will work in good faith to modify or adjust any performance criteria as necessary or desired.

(c) Change in Control. Notwithstanding anything set forth in Sections 2.2(a) or (b) to the contrary, after a Change in Control, in the event that the Director is removed as              of the Board other than for Cause within 18 months after such Change in Control and prior to the Vesting Date, the Options shall become fully vested and exercisable as of the date of such removal.

(d) Termination without Cause. Notwithstanding anything set forth in Sections 2.2(a) or (b) to the contrary, if prior to the earlier of (i) the Vesting Date and (ii) a Change in Control, the Director is removed as              of the Board other than for Cause, then a number of Options equal to the product of (A)              and (B) a fraction, not to exceed 1, the numerator of which is the number of days lapsed between and the date of such removal, plus 365 days, and the denominator of which is the total number of days between              and the Vesting Date, shall become vested and exercisable as of the date of such removal.

2.3. Forfeiture. Unless otherwise determined by the Board in its sole and absolute discretion, the unvested Options shall be immediately forfeited and cancelled without the payment of any consideration upon the termination of the Director’s service on the Board for any reason other than as set forth in Section 2.2(c) or Section 2.2(d).

SECTION 3

EXERCISE OF OPTIONS

3.1. Timing of Exercise. Subject to the provisions of the Plan and this Agreement, the Director may exercise all or any part of the vested portion of the Options at any time prior to the earlier of (a) the fifth anniversary of the date of grant and (b) the date of the Director’s termination for Cause or violation of any of the provisions of Section 4 hereof (as applicable, the “Expiration Date”). Any portion of the Options that is not exercised prior to the Expiration Date shall be forfeited and cancelled without the payment of any consideration.

3.2. Election to Exercise. The vested portion of the Options may be exercised, in whole or in part, within the applicable time periods set forth in Section 3.1, by providing written notice of exercise to TWW specifying the number of Shares to be purchased.

3.3. Payment of Exercise Price. Payment of the exercise price shall be a condition to the issuance of Shares upon exercise and may be made in cash or through any other methods approved by the Board in its sole discretion, which methods may include, solely in the Board’s discretion, the withholding of Shares with an aggregate fair market value equal to the aggregate exercise price.

SECTION 4

NON-COMPETITION AND CONFIDENTIALITY

4.1. Non-Competition.

(a) From the date hereof while serving on the Board and for a one-year period following the date Director ceases to serve on the Board (the “Restricted Period”), irrespective of the cause, manner or time of any termination, Director shall not use his status or former status with any Company Entity or any of its Affiliates (and in the case of former status, for the direct or indirect benefit of any Competitor) to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship or prior relationship to the Company; provided, however, than nothing herein shall prohibit Director from serving on the board of directors (or similar governing body) of other entities that are not a Competitor (as defined herein).

(b) During the Restricted Period, Director shall not make any statements or perform any acts intended to or in any way injuring the interests of the Company and the Company shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of Director; provided however, that, subject to Section 4.2, nothing herein shall preclude the Company or Director from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company from disclosing the fact of any termination of Director’s service on the Board or the circumstances for such a termination and nothing herein shall prohibit Director from making truthful statements about the industries in which the Company does business, including without limitation at industry forums or conferences. For purposes of this Section 4.1, the term “Competitor” means any enterprise or business that is engaged in, at any time during the Restricted Period, any activity that competes with the Restricted Business in a manner that is or would be material in relation to the Restricted Business. During the Restricted Period, Director, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise or (B) develop, expand or assist in the development or expansion of, any division of an enterprise or the business intended to become a Competitor at any time during the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Director acknowledges that the Restricted Business is conducted nationally, internationally and worldwide, and agrees that the provisions in the foregoing sentence shall operate throughout the entire geographic territory for which Director performed duties for the Company or acted on behalf of the Company during Director’s service on the Board, the United States and any other country in the world in which the Company operated or operates the Restricted Business during the Restricted Period (subject to the definition of “Competitor”). For purposes of this Agreement, the “Restricted Business” includes the global distribution systems (GDS) businesses of the Company

(including the Airline IT Solutions (AITS) business and the business-to-business (B2B) travel payments business, but excluding any Online Travel Agency (OTA) business) conducted during or at the termination of Director’s service on the Board, or planned or proposed to be conducted at any time during the Restricted Period.

(c) During the Restricted Period, Director, without express prior written approval from the Board, shall not solicit any then-current suppliers, clients or customers of the Company for any existing business of the Company.

(d) During the Restricted Period, Director shall not interfere with the employees or affairs of the Company or solicit or induce any person who is an employee of the Company to terminate any relationship such person may have with the Company, nor shall Director during such period directly or indirectly engage, employ or compensate any employee of the Company; provided, however, that nothing herein shall prohibit any subsequent employer or contracting entity of Director from engaging, employing or compensating any employee of the Company without any action by or involvement of Director.

(e) For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(f) Director agrees that the restrictions contained in this Section 4.1 are an essential element of the compensation Director is granted hereunder and but for Director’s agreement to comply with such restrictions, the Company would not have entered into this Agreement. The Director further agrees that the restrictions contained in this Section 4.1 constitute entirely separate, severable and independent restrictions.

(g) It is expressly understood and agreed that although Director and the Company consider the restrictions contained in this Section 4.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Director, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(h) Director has disclosed to TWW those entities to which he currently serves as a member of the board of directors or advisor. TWW expressly acknowledges that nothing in this Agreement precludes Director from continuing in these roles. In addition, TWW hereby agrees that Director may become a director, employee or consultant to a supplier of services that are distributed by the Company via its GDS, e.g. an airline, hotel, car rental company, cruise company, or rail company.

4.2. Confidentiality.

(a) Director will not at any time (whether during or after Director’s service on the Board) (x) retain (with respect to electronic or hard copy Confidential Information) or use for the benefit, purposes or account of Director or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Director’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Director by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Director shall give prompt written notice to the applicable Company Entity of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c) Upon termination of Director’s service on the Board for any reason, Director shall immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any electronic or hard copy form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Director’s possession or control (including any of the foregoing stored or located in Director’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that Director may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Director is or becomes aware.

4.3. Intellectual Property.

(a) If Director has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Director’s service on the Board, that are relevant to or implicated by such service (“Prior Works”), Director hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(b) If Director creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Director’s service on the Board and within the scope of such service and/or with the use of any the Company resources (“Company Works”), Director shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c) Director shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Director’s signature on any document for this purpose, then Director hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Director’s agent and attorney in fact, to act for and in Director’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(d) Director shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Director hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Director shall comply with all relevant policies and guidelines of the Company, including the Travelport Code of Business Conduct & Ethics and other Company policies regarding the protection of confidential information (including without limitation information security and customer data), intellectual property and potential conflicts of interest. Director acknowledges that the Company may amend any such policies and guidelines from time to time, and that Director remains at all times bound by their most current version.

4.4. Cooperation with Litigation. During and following the termination of Director’s service on the Board (regardless of the reason for Director’s termination of service and which party initiates such termination of service), Director agrees to cooperate with and make himself readily available to the Company, the Company’s Chief Legal Officer (or equivalent position within the Company) and / or its advisers, as the Company may reasonably request, to assist it in any matter regarding Company and its subsidiaries and parent companies, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving the Company over which Director has knowledge, experience or information. Director acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall reimburse any reasonable expenses incurred by Director as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Company.

4.5. Specific Performance. Director acknowledges and agrees that TWW’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and TWW would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Director agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, TWW, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section 4.

4.6. Survival. The provisions of this Section 4 shall survive the termination of Director’s service on the Board for any reason. The provisions of this Section 4 are in addition to any other restrictions set forth in any other long-term incentive program award agreement or letter, contract; non-competition, non-solicitation, confidentiality, and/or intellectual property agreement; Company policy, guideline or standard; or the protections under applicable law.

SECTION 5

MISCELLANEOUS

5.1. Tax Issues. THE OPTIONS INVOLVE COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS. DIRECTOR ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. NEITHER TWW NOR ANY COMPANY ENTITY MAKES ANY WARRANTIES OR

REPRESENTATIONS WHATSOEVER TO DIRECTOR REGARDING THE TAX CONSEQUENCES OF THE OPTIONS. DIRECTOR ACKNOWLEDGES AND AGREES THAT DIRECTOR SHALL BE SOLELY RESPONSIBLE FOR ANY TAXES ON THE OPTIONS AND THE SHARES AND SHALL HOLD THE COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY DIRECTOR IN CONNECTION WITH THE OPTIONS OR SHARES.

5.2. Equitable Adjustments. Notwithstanding any other provisions in this Agreement or the Plan to the contrary, subject to any required action by shareholders, if (i) the Company shall at any time be involved in a merger, amalgamation, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Shares other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Company necessitates action by way of adjusting the terms of the outstanding Awards (collectively, “Adjustment Events”), then TWW in its sole discretion and without liability to any Person shall make such substitution or adjustment, if any, as it deems to be equitable (taking into consideration such matters, without limitation, as relative value of each class of Shares and the Options, status of vesting and the nature of the Adjustment Event and its impact on the Shares and the Options) to the holders of Shares as a group, as to (i) the number or kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the Exercise Price or vesting terms of the Options, and/or (iii) any other affected terms hereunder.

5.3. No Right to Continued Service on the Board; No Rights as Shareholder. Neither the Plan nor this Agreement shall confer upon the Director any right to be retained as a member of the Board. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Director’s service on the Board at any time. The Director shall not have any rights as a shareholder with respect to any Shares subject to the Options prior to the date of exercise thereof.

5.4. Transfer Prohibited. Director may not sell, assign, transfer, pledge or otherwise encumber (or make any other Disposition of) any Options or any Shares covered thereby, except upon the death of Director or as permitted under Section 7 of the Plan (which, in Section 7(f), provides that, among other things, the restrictions on Disposition terminate following a Qualified Public Offering, subject to compliance with applicable federal and state laws). Upon any attempted Disposition in violation of this Section 5.4, the Options shall immediately become null and void.

5.5. Plan. Director acknowledges receipt of a copy of the Plan and represents that Director understands that (i) the terms of issue of the Shares are set forth in, and governed by, the Plan, (ii) any Shares issued in respect of the Options are subject to all of the terms and conditions of the Plan, including any tag-along and drag-along provisions contained therein, and (iii) the Plan may be amended or modified from time to time.

5.6. Remedies.

(a) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.

(b) Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

5.7. Waivers and Amendments. The respective rights and obligations of TWW and Director under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) in writing by such respective party. This Agreement may be amended only with the written consent of a duly authorised representative of TWW and Director.

5.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

5.9. CONSENT TO JURISDICTION.

(a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT LOCATED IN ATLANTA, GEORGIA OR, IF REQUIRED, THE APPROPRIATE GEORGIA STATE OR SUPERIOR COURT, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 5.9 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 5.13 OF THIS AGREEMENT.

5.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.11. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.12. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other prior agreements, whether oral or written, with respect thereto, except as provided herein. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Director and the Company regarding the Options, including any term sheets and related materials.

5.13. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 5.13), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or deposited with the U.S. Postal Services mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to TWW, addressed to:

Travelport Worldwide Limited

c/o Legal Department

300 Galleria Parkway

Atlanta, Georgia 30339

Attention: Eric J. Bock, Executive Vice President, Chief Legal Officer and

Chief Administrative Officer

Fax: (770) 563-7878

If to Director, to the address set forth on the signature page of this Agreement or at the current address listed in TWW’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

5.14. No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

5.15. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

5.16. Execution of Certain Documents. Director agrees to execute and return the both the Subscription Agreement (as set forth in Exhibit A) and the Waiver of Financial Statements (as set forth in Exhibit B) at the same time Director elects to exercise the Options pursuant to Section 3.2.

5.17. Certain Determinations. Any determinations to be made by the Board with respect to the Options or this Agreement shall be made by the members of the Board acting without the Director.

IN WITNESS WHEREOF, the Company and Director have executed this Agreement as of the day and year first written above.

COMPANY:

Travelport Worldwide Limited

By:
Signature:
Name:
Title:

DIRECTOR:

Signature:

Address:

Telephone No.

Fax No.

EXHIBIT A - SUBSCRIPTION AGREEMENT

TO:	The Directors of

Travelport Worldwide Limited (“TWW”)

I apply for and request you to allot to me              common shares of TWW of par value US$0.0002 each. These shares are to be issued to me pursuant to the terms of the Director Stock Option Agreement between TWW and myself dated                     , and the consideration for such shares is set out therein.

We agree to take the said shares subject to the Memorandum of Association and Bye-Laws of TWW and authorise you to enter the following name and address in the Share Register of TWW:

We agree to receive any and all information, documents and notices by electronic mail at the following address, and we undertake to advise the Secretary of TWW of any changes to this address from time to time:

Signed by:

Exhibit B - Waiver of Financial Statements

CERTIFICATE OF WAIVER OF FINANCIAL STATEMENTS

AND APPOINTMENT OF AUDITOR

Travelport Worldwide Limited

(“TWW”)

I, the undersigned, being a Member of TWW, DO HEREBY AGREE, in respect of all shares and other securities of TWW presently, and in the future, held by me from time to time, pursuant to Section 88 of The Companies Act, 1981, that the presentation of financial statements prepared in accordance with generally accepted accounting principles and an Auditor’s Report thereon in respect of the financial year last ended prior to the date hereof through and including 2021 be waived and no Auditor be appointed to the close of the 2022 annual general meeting.

Signature	Date
Name of Member: